Mitcham Industries, Inc.
PRESS RELEASE

NASDAQ: MIND

FOR IMMEDIATE RELEASE            CONTACT: Christine Reel
713.629.1316

MITCHAM INDUSTRIES ANNOUNCES MANAGEMENT CHANGE

HUNTSVILLE, Texas – June 26, 2006 – Mitcham Industries, Inc. (NASDAQ:MIND) today announced the departure of Michael A. Pugh who had served as Chief Financial Officer of Mitcham Industries since December 2004. The Company said that Mr. Robert P. Capps, currently serving as a member of its board of directors, will assume the additional positions of Executive Vice President — Finance and Chief Financial Officer effective immediately. The Company said that upon the assumption of these responsibilities Mr. Capps will resign his position on the audit committee, which will be filled by Mr. Peter H. Blum, Chairman of the Board.

Mr. Capps, a certified public accountant, has served as Executive Vice President and Chief Financial Officer of TeraForce Technology Corporation, a publicly held provider of defense electronics products. Prior to that position, Mr. Capps was Executive Vice President and Chief Financial Officer for Dynamex, Inc., a NASDAQ-listed supplier of transportation services. From 1990 to 1995, Mr. Capps served as Chief Financial Officer for Hadson Corporation, a NYSE-listed energy company. Mr. Capps received his Bachelor of Accountancy from the University of Oklahoma in 1976 and began his career as an audit manager with Arthur Young & Company.

“We are pleased to have someone with Robert Capps’ capabilities and knowledge of the Company to fill the vacancy left by Mike’s departure,” said Billy F. Mitcham, Jr., Mitcham Industries’ President and CEO. “We are also grateful for Mike’s efforts on our behalf and wish him well in his future endeavors.”

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

# # #